EXHIBIT 99.2

CONSENT OF PIPER JAFFRAY & CO

We hereby consent to the inclusion of and reference to our opinion dated November 21, 2017, to the Board of Directors of First Evanston Bancorp, Inc. (“First Evanston”) as Annex D to the joint proxy statement/prospectus which forms part of the Registration Statement on Form S-4 (the “Registration Statement”), relating to the proposed merger of Wildcat Acquisition Corporation, a wholly owned subsidiary of Byline Bancorp, Inc. (“Byline”), with and into First Evanston, with First Evanston as the surviving corporation and wholly owned subsidiary of Byline (the “Merger”), and to the references to such opinion in such joint proxy statement/prospectus under the headings “Summary—Opinion of First Evanston’s financial advisor,” “The Merger—Background of the merger,” “The Merger—First Evanston’s reasons for the merger and recommendation of the board of directors,” and “The Merger—Opinion of First Evanston’s financial advisor.” By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

PIPER JAFFRAY & CO.

By:	/s/ Piper Jaffray & Co.
PIPER JAFFRAY & CO.

February 8, 2018